Oramed Pharmaceuticals Announces

Filing of Two Registration Statements

JERUSALEM, Israel – January 11, 2010 – Oramed Pharmaceuticals Inc. (OTCBB: ORMP.OB), a developer of alternative drug delivery systems, today announced that it has filed two registration statements on Form S-1 with the Securities and Exchange Commission.

One registration statement relates to a proposed public offering by Oramed of 24 million shares of common stock and warrants to purchase 12 million shares of common stock, as well as warrants to purchase up to approximately 2.5 million shares of common stock issuable to the placement agent of the offering.

This offering shall be made only by means of a prospectus. Copies of the preliminary prospectus, when available, may be obtained from Oramed.  The registration statement may be accessed through the SEC’s website at www.sec.gov.

Oramed expects to use the net proceeds from the offering to fund its planned research and development activities, as well as some other general and administrative costs.

The second filing is a shelf registration statement relating to a resale offering by certain Oramed stockholders of approximately 8.5 million shares of common stock and approximately 4.8 million shares of common stock issuable upon the exercise of warrants held by stockholders of Oramed who purchased such securities in private placement transactions.

This press release is made in accordance with Rule 135 under the Securities Act. Registration statements relating to these securities have been filed with the Securities and Exchange Commission but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the applicable registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Oramed, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and Oramed’s ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to Oramed’s filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of Oramed to differ materially from those expressed or implied in such forward looking statements. Oramed undertakes no obligation to update or revise any forward-looking statements.

Company Contact:

Oramed Pharmaceuticals
Tara Horn
Phone: +972-54-334-318
Email: Tara@oramed.com